Exhibit 99.1

Investor Contact:	Media Contact:
Robert LaFleur	Erin Pagán
407-613-3327	407-613-3771
Robert.LaFleur@hgv.com	Erin.Pagan@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations increases credit facility to $1 billion

ORLANDO, Fla. (Nov. 28, 2018) – Hilton Grand Vacations Inc. (NYSE: HGV) today announces it has increased its credit facility to $1 billion from $400 million. HGV refinanced and increased the capacity under the existing revolving facility by $600 million to $800 million. As of the transaction close, $745 million remains available under the revolver.

HGV also refinanced and increased the existing term loans under the current credit agreement outstanding immediately prior to Nov. 28 to an aggregate outstanding principal amount of $200 million.

This new credit facility provides the flexibility and scale to execute HGV’s diversified capital deployment strategy, where key improvements include incrementally better pricing spreads and broader latitude to deploy capital.

Bank of America, N.A.; Deutsche Bank Securities Inc.; JP Morgan Chase Bank, N.A.; and MUFG Bank, Ltd., acted as co-syndication agents for the new term loan and revolving credit facility. Bank of America, N.A., will act as the administrative agent for the revised credit facility. PJT Partners LP advised HGV on the debt financing transaction. Law firms Womble Bond Dickinson (U.S.) LLP and Simpson Thacher & Bartlett LLP represented HGV in this transaction.

Proceeds of the term facility will be used by HGV to refinance existing indebtedness and for working capital and general corporate purposes.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. Words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, however, not all forward-looking statements include these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HGV’s most recent Annual Report on Form 10-K and HGV’s 2018 Quarterly Reports on Form 10-Q, as such information may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and HGV undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

About Hilton Grand Vacations, Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 300,000 club members. For more information, visit http://www.hgv.com and www.hiltongrandvacations.com.

###